Exhibit 99.1

JELD-WEN Announces Pricing of $800 million Senior Notes Offering

Charlotte, N.C. – December 7, 2017 – JELD-WEN Holding, Inc. (“JELD-WEN” or “the Company”) (NYSE: JELD) today announced that its direct, wholly-owned subsidiary, JELD-WEN, Inc. (the “Issuer”), has priced its previously announced offering of $400 million of 4.625% senior notes due 2025 (the “2025 Notes”) and $400 million of 4.875% senior notes due 2027 (the “2027 Notes” and together with the 2025 Notes, the “Notes”) in a private placement exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). Net proceeds from the offering will be used to partially repay existing term loan debt. The offering is expected to close on December 14, 2017, subject to customary closing conditions.

JELD-WEN also announced today that the Company and certain of its subsidiaries expect to reprice their existing term loan credit agreement (the “Term Loan Credit Agreement”) and asset-based revolving credit agreement (the “ABL Credit Agreement”). The amendments to the Term Loan Credit Agreement and ABL Credit Agreement are expected to be entered into contemporaneously with the issuance of the Notes, subject to customary closing conditions.

Following repayment of approximately $787 million of outstanding term loan indebtedness with net proceeds of the Notes, the Company expects the amended $440 million term loan facility will mature December 2024 (extended from July 2022) and will bear interest at a reduced rate. The amendments to the Term Loan Credit Agreement are also expected to modify certain other terms and provisions, including to provide for additional covenant flexibility and additional capacity under the incremental facility.

The Company expects the amended $300 million revolving credit facility will mature December 2022 (extended from October 2019) and will bear interest at a reduced rate. The amendments to the ABL Credit Agreement are also expected to make certain adjustments to the borrowing base and modify certain other terms and provisions, including to provide for additional covenant flexibility and additional flexibility under the incremental facility.

The Company anticipates that the amendments and concurrent offering of the Notes (together the “Refinancing”) will establish a long-term capital structure that provides strategic, operating, and financial flexibility. Primary benefits of the Refinancing include interest savings, extensions of maturities, and increased secured debt capacity, thereby enhancing the Company’s ability to pursue future strategic growth initiatives such as acquisitions.

The Notes were offered and will be sold in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act, and to certain non-U.S. persons in transactions outside of the United States in reliance on Regulation S under the Securities Act. The Notes will not be registered under the Securities Act or the securities laws of any state or jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

This press release does not constitute an offer to sell or the solicitation of an offer to purchase the Notes, nor shall there be any sale of the Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About JELD-WEN

JELD-WEN founded in 1960, is one of the world’s largest door and window manufacturers, operating over 120 manufacturing facilities in 19 countries located primarily in North America, Europe and Australia. Headquartered in Charlotte, North Carolina, JELD-WEN designs, produces and distributes an extensive range of interior and exterior doors, wood, vinyl and aluminum windows and related products for use in the new construction and repair and remodeling of residential homes and non-residential buildings. JELD-WEN is a recognized leader in manufacturing energy-efficient products and has been an ENERGY STAR® Partner since 1998. Our products are marketed globally under the JELD-WEN® brand, along with several market-leading regional brands such as Swedoor® and DANA® in Europe and Corinthian®, Stegbar®, and Trend® in Australia.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical fact contained in this press release are forward-looking statements, including all statements regarding the offering of the Notes. Forward-looking statements are generally identified by our use of forward-looking terminology such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intend”, “may”, “might”, “plan”, “potential”, “predict”, “seek”, or “should”, or the negative thereof or other variations thereon or comparable terminology. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is based on the current plans, expectations, assumptions, estimates, and projections of our management. Although we believe that these statements are based on reasonable expectations, assumptions, estimates and projections, they are only predictions and involve known and unknown risks, many of which are beyond our control, that could cause actual outcomes and results to be materially different from those indicated in such statements.

Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including, but not limited to, the factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2016, and our Quarterly Reports on Form 10-Q, both filed with the Securities and Exchange Commission.

The forward-looking statements included in this press release are made as of the date hereof, and except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this release.

Contacts

Investor Relations:

John Linker

+1.704.378.7007

investors@jeldwen.com

Media Relations:

Gary Rubin,

+1-503-488-4443

JELD-WEN@cmdagency.com